ISP Channel Founder Leaves SoftNet Systems

SAN   FRANCISCO--(BUSINESS   WIRE)--Aug.   14,   2000--SoftNet   Systems,   Inc.
(Nasdaq:SOFN) today announced that its president and founder of its ISP Channel subsidiary, Ian B. Aaron, has resigned.

"Ian was the founder and originator of our cable modem business. In essence, it was his vision that lead to the creation of the ISP Channel and expansion into our satellite and international businesses. SoftNet today is a larger and more diverse company than the ISP Channel, with the company's forward-looking strategic emphasis on our SoftNet Zone wireless broadband and Intellicom satellite businesses. With regards to our cable modem business, we are now managing for profitability and not for expansion into new markets. SoftNet extends gratitude to Ian for his past contributions. We wish him well in his future endeavors, and on a personal note, I thank him for bringing me into SoftNet," said Dr. Lawrence B. Brilliant, chairman and chief executive officer for SoftNet Systems.

Aaron served as president of SoftNet Systems since 1999 and served as a member of SoftNet's Board of Directors since 1994. Prior to his post as president of the corporation, Aaron served as president of ISP Channel, Inc. from June 1996 to June 1999, and before that served the company as vice president and chief technology officer from October 1994 to June 1996.

Aaron resigns his executive and board posts with SoftNet effective immediately to pursue other business interests.

Jonathan Marx succeeded Aaron in June of last year as president of ISP Channel. Brilliant will assume Aaron's SoftNet corporate management duties.

SoftNet Systems, Inc. (Nasdaq:SOFN) is a leading global broadband
Internet services company.

For further information about SoftNet Systems, Inc. and its subsidiaries, please visit www.softnet.com or call 415/365-2500.

This press release contains forward-looking statements concerning the company's anticipated future operating results, future revenues and earnings or adequacy of future cash flow. (These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," and like expressions, and the negative thereof.) These statements, including the risks attendant to a growing business in a new industry as well as those risks described in the company's Quarterly or Annual Report.


    CONTACT: SoftNet Systems, Inc.
             Jody P. Flynn, 415/365-2510 (MEDIA)
             jflynn@softnet.com
             Gloria Parrish, 415/365-2514 (MEDIA)
             gparrish@softnet.com
                   or
             Cindy Wyrick, 415/343-2325 (INVESTOR)
             cwyrick@softnet.com